Exhibit 10.6

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 1, 2012 (the “Effective Date”), by and between Psyop Productions, LLC, a Delaware limited liability company (the “Company”), and Psyop Media Company, LLC, a Delaware limited liability company (“Holdco”) on the one hand, and Thomas Boyle, an individual (“Executive”), on the other hand.

The parties hereby agree as follows:

1. Employment. The Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2. Duties.

2.1 Position; Authority. Executive is employed on a full-time basis as Chief Financial Officer, the Secretary and an Executive Vice President of Holdco and each of its operating subsidiaries including, but not limited to the Company. Any termination of Executive’s employment with the Company shall also result in the termination of Executive’s positions as Chief Financial Officer, the Secretary and Executive Vice President of Holdco and each of its operating subsidiaries. Executive shall report directly to the Chief Executive Officer of the Company (the “CEO”) and shall have the duties, authorities and responsibilities that are commensurate with such positions for similarly situated companies as shall be in good faith determined by the CEO.

2.2 Location. Subject to the terms of Section 5.4, Executive shall generally be based at the Company’s offices in New York, New York, although it is anticipated that he will be required to travel from time to time in connection with the performance of his services.

2.3 Duties. Executive shall: (i) use reasonable efforts to abide by all U.S. and foreign federal, state and local laws, regulations, and ordinances reasonably known by Executive to be applicable to Holdco and each of its operating subsidiaries including, but not limited to the Company, and (ii) devote substantially all his business time, energy, skill, and best efforts to faithfully and diligently further the business interests of Holdco and each of its operating subsidiaries including, but not limited to the Company, provided, that, notwithstanding the foregoing, Executive (a) is not required to spend any specific amount of time at the Company’s offices so long as Executive uses reasonable judgment in time spent performing duties outside of the Company’s offices and remains in reasonable contact by telephone or computer, (b) may make and manage personal business investments of his choice, and (c) may serve on the Board of Directors (or other body serving similar functions) of other companies (subject to the restriction set forth in Section 9.1 below), and may serve in any capacity with any civic, educational, professional, religious or charitable organization, or any governmental entity or trade association, so long as such activities do not materially interfere with the performance of Executive’s duties and responsibilities.

3. Term. The initial term of this Agreement shall be a period commencing on the Effective Date and ending on January 1, 2015, unless sooner terminated as hereinafter provided (the “Initial Term”). This Agreement shall automatically renew thereafter for successive one-year terms (each a “Renewal Term”), unless either party provides written notice to the other party of non-renewal at least 90 days prior to the expiration of the Initial Term or the then current Renewal Term, as applicable. The Initial Term and each Renewal Term shall be collectively referred to in this Agreement as the “Term.”

4. Compensation.

4.1 Base Salary. As compensation for Executive’s performance of Executive’s duties, the Company shall pay to Executive a base salary of $250,000 per year (the “Base Salary”), payable in accordance with the normal payroll practices of the Company, less all legally required or authorized payroll deductions and tax withholdings.

4.2 EBITDA Bonus. During the Term, Executive is eligible to earn an annual EBITDA Bonus (“EBITDA Bonus”) of up to $156,000 (the “Bonus Potential”) based on the Consolidated EBITDA (as defined below).

(a) To determine what percentage, if any, of the Bonus Potential that Executive has earned for any given Fiscal Year (as defined below) during the Term, the Company shall measure the applicable year’s Consolidated EBITDA (as defined below) against a minimum and a maximum threshold: (i) the minimum threshold shall be the Consolidated EBITDA amount achieved by the Company for the immediate preceding Fiscal Year (the “Minimum Threshold”); and (ii) the maximum threshold shall be determined by the Company each Fiscal Year as set forth in the Annual Budget adopted pursuant to Section 5.2(a)(i) of that certain Limited Liability Company Agreement of Holdco, dated January 1, 2012, and any amendments and restatements thereto (the “Holdco LLC Agreement”) (the “Maximum Threshold”). By way of example only, if the Consolidated EBITDA for the Fiscal Year 2012 is $8,000,000, then the Minimum Threshold for the EBITDA Bonus for the Fiscal Year 2013 shall be $8,000,000.

(b) Executive shall be eligible to earn this Bonus Potential as follows:

(i) If the Consolidated EBITDA in any Fiscal Year is less than or equal to the Minimum Threshold for such Fiscal Year, then Executive’s EBITDA Bonus for such Fiscal Year will equal 0% of the Bonus Potential.

(ii) If the Consolidated EBITDA in any Fiscal Year is equal to or greater than the Maximum Threshold for such Fiscal Year, then Executive’s EBITDA Bonus for such Fiscal Year will equal 100% of the Bonus Potential.

(iii) If the Consolidated EBITDA (as defined below) in any Fiscal Year is between the Minimum Threshold for such Fiscal Year and the Maximum Threshold for such Fiscal Year, then Executive’s EBITDA Bonus for such Fiscal Year will equal the applicable proportionate pro rata percentage of the Bonus Potential. By way of example only, if the Minimum Threshold for Fiscal Year 2013 is $8,000,000 and the Maximum Threshold for Fiscal Year 2013 is $9,000,000, and the Consolidated EBITDA in Fiscal Year 2013 is $8,500,000, then Executive shall earn 50% of the Bonus Potential for Fiscal Year 2013.

(c) The EBITDA Bonus for any given Fiscal Year shall be reduced by the Distributions of Operating Cash Flow made, in accordance with Section 7.1 of the Holdco LLC Agreement, to Executive with respect to such Fiscal Year.

(d) The EBITDA Bonus shall be paid within 105 days after the end of the Fiscal Year during which the Consolidated EBITDA threshold is achieved.

(e) For purposes hereof, (i) “Consolidated EBITDA” means, with respect to any period, for Holdco and its consolidated affiliates and subsidiaries, the consolidated net income of Holdco and such affiliates and subsidiaries for such period plus, to the extent deducted in determining such consolidated net income, without duplication, (1) consolidated interest expense for such period, (2) consolidated tax expense for such period, (3) consolidated depreciation and amortization, as well as non-cash stock-based compensation, for such period, in the case of (1), (2) and (3) as determined in accordance with United States generally accepted accounting principles, as in effect from time to time, and (4) non-recurring components of net income, such as unusual or infrequent items, discontinued operations, extraordinary items, and prior period adjustments, as determined in the good faith judgment of the CEO; and (ii) “Fiscal Year” means the fiscal year of Holdco, which shall be a calendar year. Consolidated EBITDA shall be determined from Holdco’s audited consolidated financial statements prepared by Holdco’s accountants within 90 days after the end of each Fiscal Year. During the Term and until such time as the Company has paid the EBITDA Bonus to Executive, Holdco shall keep at Holdco’s principal executive offices accurate and complete books and records that reflect Holdco’s and its consolidated subsidiaries’ results of operations for all periods during the Term to the extent necessary to enable calculation of Consolidated EBITDA, and such books and records shall be subject to the reasonable review of Executive from time to time.

4.3 Discretionary Bonus. During the Term, Executive will meet with the CEO and determine mutually agreeable goals and objectives for each Fiscal Year. The CEO, in his sole discretion, will determine whether Executive has achieved the mutually agreed upon goals and objectives and the CEO, in his sole discretion, will decide whether Executive will receive any discretionary bonuses and, if so, in what amount (the “Discretionary Bonus”).

4.4 Salary Increases. The Company shall review the Base Salary annually, and such amounts may be increased at the sole discretion of the Board of Managers taking into consideration Executive’s performance, the Company’s financial performance, and other economic conditions and relevant factors.

4.5 Timing of Payments. All compensation payable pursuant to Sections 4.1 through 4.3 of this Agreement shall be paid as set forth therein, and, except for the EBITDA Bonus which shall be paid in accordance with Section 4.2(d) above, may not be deferred by Executive or the Company beyond 2-1/2 months after the close of Company’s Fiscal Year in which such compensation is no longer subject to a “Substantial Risk of Forfeiture” (as defined in Section 6.5(g) below).

5. Benefits and Reimbursements.

5.1 Health, Welfare and Retirement Benefits. Executive and his qualified dependents shall be entitled to participate, at the sole cost of the Company, in all benefit plans made available from time to time to Company’s senior executives, including, without limitation, group medical, dental, vision, long-term disability, accidental death/dismemberment coverage, life insurance coverage, 401(k) and other retirement and deferred compensation plans the Company may establish from time to time in the sole discretion of the Board of Managers. Notwithstanding the foregoing, Executive shall be entitled to participate in the Company’s existing disability income plan on the same terms as the Members (as such term is defined below), and in any replacement or successor plan established by the Company from time to time.

5.2 D&O Coverage. Without limiting the generality of the foregoing, at all times the Company shall maintain directors and officers liability insurance coverage with an insurer, and in an amount determined by the Board of Managers. The benefits provided to Executive pursuant to Sections 5.1 and 5.2 are hereinafter referred to collectively as the “Benefits.”

5.3 Vacation. Executive shall accrue 20 days of personal time off (“PTO”) per year, to be utilized as vacation or sick days. PTO shall be accrued ratably during each year of the Term. Upon Executive’s termination of employment for any reason, the Company shall pay Executive for all accrued but unpaid PTO. PTO can be carried over each Fiscal Year on a basis not less favorable to Executive than the “carry over” of PTO allowed to any Member (as such term is defined in the Holdco LLC Agreement).

5.4 Business and Personal Expenses; Travel. During the Term, Executive shall have the right to be reimbursed for reasonable and actual (and necessary, when required to substantiate a tax deduction for the Company) business, travel and entertainment expenses incurred in connection with the performance of his duties hereunder, which expenses shall be reimbursed by the Company upon submission by Executive of an itemized accounting thereof, and presentation of supporting receipts or other appropriate documentation. Without limiting the generality of the foregoing, during the Term, (a) Executive shall be entitled to be reimbursed for not more than business class international air travel expenses, coach class domestic air travel expenses, and reasonable hotel and other business travel expenses, and (b) Executive shall be entitled to receive or be reimbursed for all customary office expenses (including, without limitation, expenses relating to cell phones, Blackberries, computers and other communications technologies reasonably required to perform his duties hereunder).

5.5 Reimbursement of Legal Fees. Executive shall be entitled to reimbursement of all reasonable attorneys’ fees and costs incurred in connection with the negotiation, documentation and execution of this Agreement and the other instruments and agreements contemplated by this Agreement. Such reimbursement shall be made in full within 30 days after the presentation of a reasonably detailed invoice thereof.

6. Termination.

6.1 Death. If Executive dies during the Term, this Agreement and Executive’s employment with the Company shall terminate automatically on the date of his death, provided, however, that the Company shall pay to Executive (i) all accrued but unpaid Base Salary, Benefits, reimbursement of any accrued expenses pursuant to either Section 5.4 or 5.5, accrued but unused PTO, as well as any earned but unpaid EBITDA Bonus and/or Discretionary Bonus for previous Fiscal Years (collectively, the “Accrued Obligations”), and (ii) a bonus equal to the sum of the EBITDA Bonus, if any, plus the Discretionary Bonus, if any, paid to Executive in the immediately preceding Fiscal Year in which Executive’s death occurs (if occurrence is in Fiscal Year 2012, then the amount of the Bonus paid to Executive for Fiscal Year 2011), multiplied by a fraction, the numerator of which shall be the number of days during such Fiscal Year occurring prior to Executive’s death and the denominator of which shall be 365 (the “Prorated Bonus”). All payments hereunder shall be paid to Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if he fails to make such designation). Said payments of the Accrued Obligations shall be made on the same dates as such payments would have been paid to Executive had he not died and said payments of the Prorated Bonus shall be made within 30 days after the determination of the amount of the Prorated Bonus is made, but in no event later than 45 days after the end of the Fiscal Year during which Executive died.

6.2 Disability.

(a) If Executive becomes “Disabled” (as hereinafter defined) during the Term, the Company shall have the right to terminate this Agreement and Executive’s employment with the Company. For purposes of this Agreement, Executive shall be deemed “Disabled” if Executive is unable, as a result of any medically determinable physical or mental disease or impairment, to discharge with or without reasonable accommodation the essential functions of Executive’s job for a continuous period of 120 days or a cumulative period of 180 days during any 12-month period. Notwithstanding anything to the contrary herein, Executive shall be deemed Disabled and this Agreement and Executive’s employment with the Company shall be terminated for purposes of the foregoing sentence as of the last day of the applicable period (the “Disability Date”), and Executive shall be entitled to payment of all compensation and benefits at all times prior to the Disability Date.

(b) If the Company determines that Executive has become Disabled and elects to terminate this Agreement and Executive’s employment with the Company as a result thereof, the Company shall deliver written notice (the “Disability Notice”) thereof to Executive. Within five days after delivery of a Disability Notice by the Company, Executive may dispute the Company’s claim that he is disabled by delivering a written notice (the “Dispute Notice”) thereof to the Company. Executive’s failure to deliver the Dispute Notice within said five day period shall be deemed an election not to dispute the Company’s determination that Executive is disabled or the Company’s election to terminate this Agreement and Executive’s employment with the Company. Within five days after delivery of the Dispute Notice, Executive and the Company shall each select a duly licensed physician, and such licensed physicians shall then mutually appoint a third duly licensed physician, who shall examine Executive for the purpose of determining whether Executive is Disabled for purposes of this Agreement and whose determination shall be binding on the Company and Executive. Said third physician shall endeavor to make a determination as to the Disability of Executive as soon as possible, but in no event later than 14 days after such appointment. Executive hereby consents to be examined by such licensed physicians and agrees to cooperate with such examinations.

(c) If Executive becomes Disabled during the Term and this Agreement and Executive’s employment with the Company are thereby terminated, (i) the Company shall pay the Accrued Obligations to Executive, (ii) the Company shall pay a Prorated Bonus to Executive (except that, for purposes of this Section 6.2 only, the numerator of the fraction used to determine the Prorated Bonus shall be the number of days during the applicable Fiscal Year occurring prior to the Disability Date), and (iii) the Company shall continue to provide Benefits to Executive on substantially the same terms as the Benefits provided until the Disability Date through the end of the Initial Term or the applicable Renewal Term, as applicable. Said payments of the Accrued Obligations shall be made on the same dates as such payments would have been paid to Executive had he not become Disabled and said payments of the Prorated Bonus shall be made within 30 days after the determination of the amount of the Prorated Bonus is made, but in no event later than 45 days after the end of the Fiscal Year during which Executive became Disabled. Any termination for Disability under this Agreement shall not affect the rights, if any, that Executive may otherwise have under any other disability plan the Company may have in effect at the date of such termination and in which Executive is then participating.

6.3 For Cause or Without Good Reason. The Company may terminate this Agreement and Executive’s employment with the Company for “Cause,” and Executive may terminate this Agreement and Executive’s employment with the Company without “Good Reason” (as defined in Section 6.4), each upon at least 10 days’ notice to the other party. For purposes of this Agreement, “Cause” shall mean that one of the following events shall have occurred (the “Cause Events”): (i) Executive having been convicted of, or having pleaded guilty or nolo contendere to, a felony (other than a traffic violation or by reason of vicarious liability) or a misdemeanor involving moral turpitude; (ii) Executive’s substantial and repeated failure or refusal to perform his lawful duties under this Agreement, except during periods of physical or mental incapacity, or otherwise materially breach his obligations under this Agreement; (iii) Executive’s willful misconduct or gross negligence with respect to any material aspect of the Company’s business, which willful misconduct or gross negligence has a material and demonstrable adverse effect on the Company; or (iv) any material misappropriation or embezzlement of the property of the Company or any of its affiliates by Executive. The Board of Managers shall provide written notice to Executive setting forth the applicable Cause Event, and (with respect to the occurrence of a Cause Event occurring pursuant either to subclause (ii) or (iii) above) Executive shall have 15 days (the “Cure Period”) in which to cure such Cause Event. If Executive fails to cure said Cause Event within the Cure Period, this Agreement and Executive’s employment with the Company shall terminate without any further action of the parties as of the end of the Cure Period. If this Agreement and Executive’s employment with the Company are terminated by the Company with Cause, or if Executive terminates this Agreement and Executive’s employment with the Company without Good Reason, the Company shall have no further obligation to Executive other than the obligation of Company to pay to Executive the Accrued Obligations. Said payments of the Accrued Obligations shall be made on the same dates as such payments would have been paid to Executive had this Agreement and Executive’s employment with the Company not been terminated for Cause or had Executive not terminated this Agreement and Executive’s employment with the Company without Good Reason.

6.4 Without Cause or for Good Reason. The Company may terminate this Agreement and Executive’s employment with the Company at any time without Cause, and Executive may terminate this Agreement and Executive’s employment with the Company at any time with “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean that one of the following events shall have occurred and shall not have been cured by the Company within 30 days after receipt of written notice from Executive of the occurrence of such event delivered to the Company within 90 days of the occurrence of such event: (i) the Company shall have materially reduced Executive’s compensation, materially diminished Executive’s duties, responsibilities or authority, materially changed Executive’s reporting structure, or otherwise breached the terms of this Agreement or any other agreement then in effect between Executive and the Company (or any of its affiliates); or (ii) the Company shall have relocated the principal location at which Executive is to provide his services hereunder to a location more than 15 miles from 124 Rivington Street, New York, NY 10002. If this Agreement and Executive’s employment with the Company are terminated by the Company without Cause or are terminated by Executive for Good Reason, the Company shall (a) pay to Executive the Accrued Obligations, (b) pay to Executive his then current Base Salary and then current Benefits from the effective date of termination up through and until the date which is six months from the date of termination (the “Severance Period”), and (c) pay to Executive a bonus equal to the sum of the EBITDA Bonus, if any, plus the Discretionary Bonus, if any, paid to Executive in the immediately preceding Fiscal Year (if occurrence is in Fiscal Year 2012, then the amount of the Bonus paid to Executive for Fiscal Year 2011) (the “Severance Bonus”). Said payments of the Accrued Obligations, the amounts due in respect of the Severance Period and the Severance Bonus shall be made within 30 days after the effective termination date. Any payments received through the subsequent employment with or performance of services for another entity, through self-employment or otherwise, during or after the Severance Period (including, without limitation, salaries, fees, commissions, bonuses and consulting fees) shall not reduce any amounts payable by the Company to Executive pursuant to this Section 6.4.

6.5 Section 409A Compliance.

(a) The parties intend for the Applicable Agreements to be exempt from the application of the Section 409A Provisions. To the extent that any payment under the Applicable Agreements is a Covered Payment, the provisions of this Section 6.5 shall apply to the Applicable Agreements and the Covered Payments notwithstanding any other provision contained in the Applicable Agreements. It is the intent of the parties that the terms and conditions of the Applicable Agreements and the making of any payment thereunder shall not result in a plan failure subject to Code Section 409A(a)(1). The Applicable Agreements shall be interpreted in a manner to prevent the occurrence of a plan failure subject to Code Section 409A(a)(1) and to comply with the Section 409A Provisions. Notwithstanding any other provision of the Applicable Agreements to the contrary, if the Company or Executive determines that any payment or benefit to Executive under the Applicable Agreements may be subject to Code Section 409A(a)(1), the Company and Executive, at the request of either but with the written consent of the other, which consent shall not be unreasonably withheld, shall adopt such amendments to the Applicable Agreements or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect) or take any other actions necessary or appropriate to cause the compensation and benefits payable under the Applicable Agreements to comply with the Section 409A Provisions, to be not subject to Code Section 409A(a)(1), and to preserve the intended tax treatment of such payments and the benefits under the Applicable Agreements.

(b) If a Covered Payment is payable upon a separation from service of the Executive, the term separation from service shall have the meaning set forth in Reg. Section 1.409A-1(h). If Executive is a specified employee, as defined in Reg. Section 409A-1(i), the Covered Payments payable upon a separation of service shall not be paid before the date that is six months after the separation from service or, if earlier, the date of death of Executive. Any Covered Payment which is delayed pursuant to the preceding sentence shall be paid on the first business day of the seventh month following the separation from service of Executive.

(c) To the extent necessary to ensure satisfaction with the requirements of Section 409A(b)(3) of the Code, assets shall not be set aside, reserved in a trust or other arrangement, or otherwise restricted for purposes of the payment of amounts payable under this Agreement.

(d) If a Covered Payment is payable at a specified time or on a fixed schedule which does not comply with the requirements of Reg. Section 1.409A-3(i)(1), the Applicable Agreements shall be modified to the extent necessary to comply with the requirements of Reg. Section 1.409A-3(i)(1).

(e) No acceleration of the time or schedule of any Covered Payment shall be made. No Covered Payment may be alienated, sold or used to secure a loan. The prohibition set forth in this Section 6.5 shall not apply to any Covered Payment to the extent such Covered Payment qualifies for an exception pursuant to Reg. Section 1-409A-3(j)(4).

(f) If any Applicable Agreement or policy of Company provides for separation pay, including the payments provided by Section 6 of this Agreement, the terms and conditions under which such separation pay is payable to Executive shall be modified if necessary, but only to the extent necessary, to satisfy the requirements of Reg. Section 1.409A-1(b)(9) to qualify the separation pay for the exception from characterization as deferred income.

(g) Definitions.

(i) “Applicable Agreements” shall mean this Agreement and any other plan, agreement or arrangement between Company or a Company affiliate and Executive with which this Agreement may be aggregated pursuant to Code Sections 409A(d)(3) and (6).

(ii) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(iii) “Covered Payment” shall mean any payment under an Applicable Agreement to the extent determined to be deferred compensation subject to the Section 409A Provisions.

(iv) ”Reg. Section” shall mean the sections of the Treasury Regulations issued pursuant to the Code.

(v) “Section 409A Provisions” shall mean Code Section 409A(a)(1) and the Treasury regulations and other interpretive guidance issued pursuant thereto.

(vi) “Substantial Risk of Forfeiture” shall have the meaning set forth in Reg. Section 1.409A-1(d).

(h) The Company hereby informs Executive that the federal, state, local, and/or foreign tax consequences of this Agreement (including without limitation those tax consequences implicated by Section 409A) are complex and subject to change. Executive acknowledges and understands that Executive should consult with his own personal tax or financial advisor in connection with this Agreement and its tax consequences. Executive understands and agrees that the Company has no obligation and no responsibility to provide Executive with any tax or other legal advice in connection with this Agreement and its tax consequences. Executive agrees that Executive shall bear the sole and exclusive responsibility for any and all adverse federal, state, local, and/or foreign tax consequences (including without limitation any and all tax liability under Section 409A of this Agreement to which he may be subject under applicable law.

6.6 Taxes and Withholdings.

(a) The Company may withhold from any amounts payable under this Agreement such federal, state, and/or local taxes as may be required to be withheld pursuant to applicable law or regulations, which amounts shall be deemed to have been paid to Executive.

(b) If any payment under this Agreement is an “excess parachute payment” within the meaning of Section 280G(b) of the Code, the amount of such payment shall be increased by an amount (the “adjustment amount”) such that the increased payment, after reduction for incremental taxes, as defined below, shall produce a net payment equal to the amount otherwise payable to Executive if such payment were not an “excess parachute payment.” Incremental taxes shall mean the following taxes: (i) the tax imposed by Code Section 4999 on the excess parachute payment and the adjustment amount, (ii) the hospital insurance tax imposed by Code Section 3101(b) on the adjustment amount, (iii) the federal income tax on the adjustment amount determined at the highest rate of tax imposed by Code Section 1, and (iv) the state and local income tax on the adjustment amount at the highest rates of tax imposed by each applicable state or local income taxing law.

7. Work for Hire. To the maximum extent permitted by applicable law, Executive agrees that the Company shall be the sole and exclusive owner of all right, title and interest in and to any and all works, materials, ideas, products, services, developments, projects and other matters developed, created, conceived, suggested, submitted or otherwise worked on by Executive, either solely or in collaboration with others, at any time during Executive’s employment with the Company, and all other results and proceeds of services performed by Executive (collectively, the “Property”). In that connection, Executive acknowledges and agrees that all Property shall be considered a “work made for hire” for Company as that term is defined in §101 of the 1976 Copyright Act. Executive will promptly disclose in writing to the Board of Managers complete information concerning all Property developed, created or conceived by Executive, either solely or in collaboration with others. To the extent the Property, or any portion thereof, is determined by a court of competent jurisdiction or administrative agency not to be a “work made for hire,” Executive hereby assigns all proprietary rights in the Property to Company without further compensation, and further agrees to execute, without any further compensation, any and all documents deemed necessary or appropriate by Company to effectuate a complete transfer of ownership of all rights to Company throughout the world. Executive also agrees that Company shall have the sole and exclusive right in perpetuity to use, exploit, distribute and otherwise turn to account any or all of the Property, and that Company may modify, change or alter all or any part of the Property, all as Company may determine from time to time in its sole discretion. Executive hereby waives any “artist’s rights” or “moral rights” which Executive might otherwise have in any Property. Executive hereby agrees that Company may modify or change any Property in its sole or absolute discretion without notice to Executive. Notwithstanding the foregoing, the term “Property” shall not apply to or include, and the Company shall have no rights in, any intellectual property then in the public domain, or any intellectual property that Executive developed entirely on Executive’s own time without using the Company’s equipment, supplies, facilities, or trade secret information except for that intellectual property that either: (i) relates at the time of conception or reduction to practice of such intellectual property to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by the Executive for the Company.

8. Proprietary Information.

8.1 Defined. Executive acknowledges and agrees that Executive has learned and obtained information, and will in the future learn and obtain information, tangible or intangible, relating to: (i) the Company, its “affiliates” (as defined below) and their respective owners (collectively, the “Company Parties”); (ii) other employees or independent contractors of the Company Parties; (iii) the customers and clients of the Company Parties; and/or (iv) the business, operations, prospects and condition (financial or otherwise) of the Company Parties, such employees, independent contractors, customers and clients (collectively, “Proprietary Information”). Proprietary Information includes, but is not limited to, any and all written or electronic research, developments, engineering plans, trade secrets, know-how, inventions, techniques, processes, customer lists, financial data, sales, marketing or merchandising plans, specifications, blueprints, designs, budgets, schedules, source code, drawings, tapes, notes, works derived from source code and agreements. For purposes of this Agreement, an “affiliate” means (a) any individual or entity that owns (directly or indirectly) at least 50% of the outstanding equity securities (determined on a fully diluted basis) of the Company including but not limited to Holdco (a “Parent”), or (b) any individual or entity whose equity securities (determined on a fully diluted basis) are at least 50% owned, directly or indirectly, by the Company or the Company’s Parent.

8.2 Executive Obligations. Executive agrees to hold all Proprietary Information (whether received prior to or during Executive’s employment with the Company) in strict confidence and trust for the sole benefit of Company and not to, directly or indirectly, disclose, use, copy, publish or summarize any Proprietary Information, except or unless (i) during Executive’s employment with the Company, to the extent necessary to carry out Executive’s responsibilities under this Agreement; (ii) after termination of Executive’s employment with the Company, as specifically authorized in writing by the Board of Managers or as required by any law, court order or similar process or proceeding; (iii) such Proprietary Information is or becomes publicly known through lawful means; (iv) the Proprietary Information was rightfully in Executive’s possession or part of his general knowledge prior to his employment by the Company and Executive did not learn of it, directly or indirectly, from the Company; or (v) such Proprietary Information is disclosed to Executive without confidential or proprietary restriction by a third party who rightfully possesses such Proprietary Information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from any Company Party. Upon termination of this Agreement or Executive’s employment with the Company for any reason, Executive shall return to the Company all books, records, notes, manuals, recordings, and other personal property and tangible Proprietary Information obtained or prepared by Executive during the course of his employment, or otherwise belonging to the Company.

8.3 Economic Value to Company and its Customers; Potential Liabilities. Executive acknowledges that Proprietary Information has significant economic value to the Company Parties, other employees, independent contractors, customers and clients, which constitutes a substantial basis and foundation upon which the business of the Company Parties (and such customers and clients) is predicated, due to the fact that the Proprietary Information is not generally known to the public, and that the unauthorized use or disclosure of the Proprietary Information is likely to be extremely detrimental to the interests of the Company Parties and its customers and clients, and so may result in injunctive and other equitable relief, as well as liability for damages and other civil or criminal liability.

9. Non-Competition and Non-Solicitation.

9.1 Covenants Not to Compete. Except in connection with his performance of services for the Company, Executive agrees that at no time between the Effective Date and the termination of this Agreement will he, without the prior written consent of the Board of Managers, (i) directly or indirectly engage in; or (ii) have any direct or indirect interest in (whether as a proprietor, partner, investor, shareholder, member or lender) any corporation, partnership, limited liability company, trust or other entity (each, an “Entity”) that directly or indirectly is or expects to engage in; or (iii) assist or render services (whether or not for compensation, and whether as a director, officer, employee, agent, advisor or consultant) to or for any Entity that, directly or indirectly, is engaged in or expects to become engaged in, any business conducted by any Company Party during the Term.

9.2 Covenant Not to Solicit or Interfere. Executive agrees that, between the Effective Date and the termination of this Agreement, he will not, without the prior written consent of the Board of Managers, directly or indirectly (i) solicit, divert or take away, or attempt to solicit, divert or take away, any individual who is on or at any time during the Term an employee of any Company Party, or induce or attempt to induce any such employee to terminate his/her employment with such Company Party; or (ii) solicit, divert or take away, or attempt to solicit, divert or take away, any individual or Entity who is, upon or at any time during the Term a customer or client of any Company Party, or advise or induce any such individual or Entity not to continue as a customer or client of such Company Party.

9.3 Exclusion for Publicly Traded Securities. Notwithstanding anything to the contrary contained in this Agreement, Executive may own (beneficially or of record) securities issued by any Entity, if such securities are listed on any national securities exchange or are registered under Section 12(g) of the Securities Exchange Act of 1934, and such ownership does not exceed 5% of the aggregate issued and outstanding shares or units of such securities.

9.4 Blue Penciling. In the event any provision of this Section 9 is held by an arbitrator or court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way. Without in any way limiting the generality of the preceding sentence, in the event the covenant not to compete contained herein, in the view of a court or arbitrator asked to rule upon the issue, is deemed unenforceable by reason of covering too large an area, too long a period of time or too many business activities, then the same shall be deemed to cover only the largest area, the longest time period or the most business activities, as the case may be, which will not render it unenforceable. In the event in any proceeding, a court of competent jurisdiction or arbitrator shall refuse to enforce any of the separate covenants deemed included in this Section 9, then such unenforceable covenants shall be deemed deleted from this Section 9 to the extent necessary to permit the remaining separate covenants to be enforced.

9.5 Covenants Reasonable. Executive agrees that the covenants provided for in this Section 9, including the term and geographical area encompassed therein, are necessary and reasonable in order to protect the Company in the conduct of its businesses and the utilization of the Proprietary Information of the Company, including good will.

10. Remedies. With respect to each and every breach or violation or threatened breach or violation by Executive of Sections 7, 8 or 9 above, the Company, in addition to all other remedies available to it at law or in equity (including, without limitation, specific performance of the provisions hereof), shall be entitled to seek to enjoin the commencement or continuance thereof and may apply to any court of competent jurisdiction for entry of equitable relief, as permitted by law, including, without limitation, an immediate restraining order or injunction.

11. Agreement to Arbitrate.

11.1 Except as otherwise provided in Section 10 above, any dispute or controversy arising out of or relating to any interpretation, construction, performance, termination or breach of this Agreement, will be settled by final binding arbitration by a single arbitrator to be held in the Borough of Manhattan, City and State of New York, in accordance with the American Arbitration Association national rules for resolution of employment disputes then in effect, except as provided herein. The arbitrator selected shall have the authority to grant any party all remedies otherwise available by law, including injunctions, but shall not have the power to grant any remedy that would not be available in a state or federal court in New York. The arbitrator shall be bound by and shall strictly enforce the terms of this Section 11 and may not limit, expand or otherwise modify its terms. The arbitrator shall make a good faith effort to apply the substantive law (and the law of remedies, if applicable) of the State of New York, or federal law, or both, as applicable, without reference to its conflicts of laws provisions, but an arbitration decision shall not be subject to review because of errors of law. The arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to hear and rule on dispositive motions (such as motions for summary adjudication or summary judgment). The arbitrator shall have the powers granted by New York law and the rules of the American Arbitration Association which conducts the arbitration, except as modified or limited herein.

11.2 Notwithstanding anything to the contrary in the rules of the American Arbitration Association, the arbitration shall provide (i) for written discovery and depositions as provided under New York law, and (ii) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based which shall be issued no later than thirty (30) days after a dispositive motion is heard and/or an arbitration hearing has completed. The Company shall pay all fees and administrative costs charged by the arbitrator and American Arbitration Association.

11.3 Executive and the Company shall have the same amount of time to file any claim against any other party as such party would have if such a claim had been filed in state or federal court. In conducting the arbitration, the arbitrator shall follow the rules of evidence of the State of New York (including but not limited to all applicable privileges), and the award of the arbitrator must follow New York and/or federal law, as applicable.

11.4 The arbitrator shall be selected by the mutual agreement of the parties. If the parties cannot agree on an arbitrator, the parties shall alternately strike names from a list provided by the American Arbitration Association until only one name remains.

11.5 The decision of the arbitrator will be final, conclusive, and binding on the parties to the arbitration. The prevailing party in the arbitration, as determined by the arbitrator, shall be entitled to recover his or its reasonable attorneys; fees and costs, including the costs or fees charged by the arbitrator and the American Arbitration Association to the extent allowed by law. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

12. General Provisions.

12.1 Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) or assignee to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement without the Company’s written consent, provided that upon Executive’s death, Executive’s named beneficiaries, estate or heirs, as the case may be, shall succeed to all of Executive’s rights under this Agreement.

12.2 Nonexclusivity Rights. Executive is not prevented from continuing or future participation in any Company benefit, bonus, incentive, or other plans, programs, policies, or practices provided by the Company subject to the terms and conditions of such plans, programs, or practices.

12.3 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

12.4 Attorneys’ Fees. In any action to enforce the terms of this Agreement, the prevailing party shall be reimbursed by the non-prevailing party for such prevailing party’s reasonable attorneys’ fees and costs, including the costs of enforcing a judgment.

12.5 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

12.6 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

12.7 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York.

12.8 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; or (c) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

13. Entire Agreement. This Agreement, together with the other agreements and documents governing the benefits described in this Agreement and the Holdco LLC Agreement, constitutes the entire agreement between the parties relating to this subject matter hereof and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Board of Managers. No oral waiver, amendment, or modification will be effective under any circumstances whatsoever.

14. Representations and Warranties.

14.1 Executive Representations and Warranties. Executive represents and warrants to the Company that Executive has the right to enter into this Agreement (and all other documents and agreements contemplated by this Agreement) on the terms and subject to the conditions hereof; that this Agreement is binding and enforceable against Executive in accordance with its terms; that the execution, delivery and performance by Executive of this Agreement will not violate any other agreement to which Executive is a party or by which Executive is bound, including, without limitation, any non-competition, non-solicitation, confidentiality, non-disclosure, invention ownership or work-for-hire agreement; and Executive has not done or permitted to be done anything which might curtail or impair any of the rights granted to Company herein.

14.2 Company Representations and Warranties. Company represents and warrants to Executive that this Agreement (and all other documents and agreements contemplated by this Agreement) has been duly authorized by all requisite limited liability action on the part of the Company and has been approved by the Board of Managers; that this Agreement is binding and enforceable against the Company in accordance with its terms; and that the execution, delivery and performance by the Company of this Agreement will not violate any other agreement to which the Company is a party or by which the Company is bound.

15. Liability; Indemnification. To the fullest extent permitted by applicable law, Executive shall not be personally liable to Holdco or any of its subsidiaries including, but not limited to the Company or to its or their equity holders for monetary damages for breach of fiduciary duty as an officer or director of Holdco or any of its subsidiaries including, but not limited to the Company. Holdco or the Company shall defend and indemnify Executive to the fullest extent permitted by applicable law if Executive is made or threatened to be made a party to an action or proceeding whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director, officer or employee of Holdco or any of its subsidiaries including, but not limited to the Company, or any predecessor of Holdco or any of its subsidiaries including, but not limited to the Company, or serves or served at any other enterprise as a director, officer or employee at the request of Holdco or any of its subsidiaries including, but not limited to the Company, or any predecessor of Holdco or any of its subsidiaries including, but not limited to the Company.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in either Tagged Image Format Files (“TIFF”) or Portable Document Format (“PDF”) shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment. Any party delivering an executed counterpart of this Agreement by facsimile, TIFF or PDF also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

17. Holdco Guarantee. If the Company fails to make any payments required by this Agreement in the form of Base Salary, Bonus, or otherwise, Holdco hereby agrees to assume and to cause its operating subsidiaries (other than the Company) to assume, jointly and severally with Holdco, the obligation to make any such required payments.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

THOMAS BOYLE

Dated: 1/1/12		/s/ Thomas Boyle
Address: PO Box 655, Stony Brook NY 11790

PSYOP MEDIA COMPANY, LLC, a Delaware limited liability company

	By:	/s/ Robert T. Walston
Name: Robert T. Walston
Its: President and Chief Executive Officer
Address: 124 Rivington Street
New York, NY 10002

PSYOP PRODUCTIONS, LLC, a Delaware limited liability company

	By:	PSYOP MEDIA SERVICES, LLC
Its: Member

	By:	/s/ Robert T. Walston
Name: Robert T. Walston
Its: President and Chief Executive Officer
Address: 124 Rivington Street
New York, NY 10002

Signature Page – Employment Agreement